Exhibit 19

Insider Trading Policy

USER RESPONSIBILITY

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REVISION HISTORY

Rev	Date	Brief Description of Change	Originator	Approved by
1	2/15/13		C.Ratcliffe, SVP & General Counsel	P. Leparulo, CEO
2	8/28/15	Compliance Committee, Officers and Restricted Employees updated	Lance Bridges, SVP & General Counsel	M. Newman, EVP & CFO
3	2/24/16	Exhibit A Updated	Lance Bridges, SVP & General Counsel	M. Newman, EVP & CFO
4	1/13/17	Changed company name references to Inseego Corp.	Dennis Calderon	Lance Bridges, SVP & General Counsel
5	9/25/17	Changed policy to reflect new legal counsel and update Exhibit A	Dennis Calderon, VP Legal Affairs	Steve Smith, EVP & CFO
6	5/9/2018	Exhibit A Update	Dennis Calderon, VP Legal Affairs	Steve Smith, EVP & CFO
7	7/16/2018	Exhibit A Update	Dennis Calderon, VP Legal Affairs	Steve Smith, EVP & CFO
8	8/8/2018	Exhibit A Update	Dennis Calderon, VP Legal Affairs	Steve Smith, EVP & CFO
9	11/6/2019	Exhibit A Update	Dennis Calderon, VP Legal Affairs	Steve Smith, EVP & CFO
10	5/13/2020	Add procedure for approving 10b5-1 Plans; Compliance Officer and Compliance Committee updated; Hardship exception deleted; Exhibits A & B deleted	Kurt Scheuerman, SVP & General Counsel	Board of Directors

RESTRICTED PROPRIETARY INFORMATION

The information disclosed herein is the exclusive property of Inseego Corp. and is not to be disclosed without the written consent of Inseego Corp. No part of this publication may be reproduced or transmitted in any form or by any means including electronic storage, reproduction, execution or transmission without the prior written consent of Inseego Corp. The

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recipient of this document, by its retention and use, agrees to respect the security status of the information contained herein.

The information contained in this document is subject to change without notice and should not be construed as a commitment by Inseego Corp. unless such commitment is expressly given in a covering document.

Copyright Inseego Corp. (2020)

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1. PURPOSE
In order to comply with federal and state securities laws governing (a) trading in Inseego Corp. (“Company”) securities while in the possession of “material nonpublic information” concerning the Company, and (b) tipping or disclosing material nonpublic information to outsiders, and in order to prevent even the appearance of improper trading or tipping, the Company has adopted this policy for all of its directors, officers and employees, their immediate family members, and specially designated outsiders who have access to the Company’s material nonpublic information.
2. SCOPE
2.1    This policy covers all directors, officers, employees of the Company and its subsidiaries, their immediate family members (collectively referred to as “Insiders”), and any consultants, service providers, independent contractors or other persons whom the Insider Trading Compliance Officer may designate as Insiders because they have access to material nonpublic information concerning the Company.
2.2    The policy applies to any and all transactions in the Company’s securities, including its common stock and options to purchase common stock, and any other type of securities that the Company may issue.
2.3    The policy is delivered to all directors, officers, employees and designated outsiders and to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company. Upon first receiving a copy of the policy or any revised versions, each Insider must sign an acknowledgment that he or she has received a copy and agrees to comply with the policy’s terms. Pre-Clearance Persons, as defined below, will be required to certify compliance with the policy on an annual basis.
2.4    Insiders are expected to comply with this policy until such time as they are no longer affiliated with the Company and no longer possess any material nonpublic information subject to this policy. In addition, if an Insider is subject to a trading blackout under this policy at the time they cease to be affiliated with the Company, they are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.
3. PRE-CLEARANCE PERSONS
The following persons (“Pre-Clearance Persons”) must obtain prior written approval of all trades in Company securities from the Compliance Officer in accordance with the procedures set forth in Section 6.3 below:
3.1    members of the Company’s board of directors;
3.2    executive officers of the Company;
3.3    Executive Vice Presidents and Senior Vice Presidents of the Company and any other direct reports to the Chief Executive Officer;

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3.4    All persons subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the SEC; and
3.2    All other persons designated by the Compliance Officer who, because of their access to material nonpublic information.
4. INSIDER TRADING COMPLIANCE OFFICER AND COMPLIANCE COMMITTEE
The Company has designated its General Counsel as its Insider Trading Compliance Officer (the “Compliance Officer”). The Insider Trading Compliance Committee (the “Compliance Committee”) will consist of the Compliance Officer, Chief Financial Officer and Controller. The Compliance Officer (or, if the Compliance Officer is unavailable, a member of the Compliance Committee) will review and either approve or prohibit all proposed trades by Pre-Clearance Persons in accordance with the procedures set forth in Section 6.3 below.
In addition to the trading approval duties described in Section 6.3 below, the duties of the Compliance Officer will include the following:
4.1    Administering this policy and monitoring and enforcing compliance with all policy provisions and procedures.
4.2    Responding to all inquiries relating to this policy and its procedures.
4.3    Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities.
4.4    Providing copies of this policy and other appropriate materials to all current and new directors, officers and employees, and such other persons whom the Compliance Officer determines have access to material nonpublic information concerning the Company.
4.5    Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations.
4.6    Revising the policy as necessary to reflect changes in federal and state insider trading laws and regulations.
4.7    Maintaining as Company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein.
4.8    Maintaining an accurate list of Pre-Clearance Persons.
4.9    Providing approval of any Approved Trading Plans under Section 6.4.3 below.
The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties or the duties of another member of the Compliance Committee in the event that the Compliance Officer or other Committee member is unable or unavailable to perform such duties.
5. DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”
1.1 “Material” Information

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Information about the Company is “material” if it would be expected to affect the investment or voting decisions of the reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the price of Company securities. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:
•Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.
•Company projections and strategic plans.
•Potential mergers and acquisitions or the sale of Company assets or subsidiaries.
•New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.
•Major discoveries or significant changes or developments in products or product lines, research or technologies.
•Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.
•Significant pricing changes.
•Stock splits, public or private securities offerings, or changes in Company dividend policies or amounts.
•Significant changes in senior management.
•Actual or threatened major litigation or the resolution of such litigation.
5.2    “Nonpublic” Information
Information is “nonpublic” if it has not been widely disseminated to the public through major newswire services, national news services and financial news services. For the purposes of this policy, information will be considered public, i.e., no longer “nonpublic,” after the close of trading on the second full trading day following the Company’s widespread public release of the information.
5.3    Consult the Compliance Officer for Guidance
Any Insider who is unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.
6. STATEMENT OF COMPANY POLICY AND PROCEDURES
6.1    Prohibited Activities
6.1.    No Insider may trade in Company securities while possessing material nonpublic information concerning the Company (except as discussed in the section entitled “Limited Exceptions” below).
1.1.2No Insider may trade in Company securities outside the applicable “trading windows” described in Section 6.2 below, or during any special trading blackout periods designated by the Compliance Officer (except as discussed in the section entitled “Limited Exceptions” below).
1.1.3No Preclearance Person may trade in Company securities unless the trade(s) have been approved in advance in writing by the Compliance Officer in accordance with the procedures set forth in

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Section 6.3 below (except as discussed in the section entitled “Limited Exceptions” below).
1.1.4The Compliance Officer may not trade in Company securities unless the trade(s) have been approved by another member of the Compliance Committee, in accordance with the procedures set forth in Section 6.3 below (except as discussed in the section entitled “Limited Exceptions” below).
1.1.5No Insider may “tip” or disclose material nonpublic information concerning the Company to any outside person (including family members, analysts, individual investors, and members of the investment community and news media), unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.
1.1.6No Insider may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that Insiders should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess material nonpublic information about the Company.

1.1.7No Insider may trade in any interest or position relating to the future price of Company securities, such as a put, call or short sale. No Insider shall pledge Company stock.

1.1.8No Insider may (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company, (b) “tip” or disclose material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing material nonpublic information about that company.
6.2    Trading Windows and Blackout Periods
6.2.1    Trading Window for all Directors, Officers and Employees. Except pursuant to an Approved Trading Plan (as described in Section 6.4.3 below), no Company director, officer, employee or other Insider may trade in Company securities unless the trading window is open. The trading window shall open on the 3rd trading day following the Company’s widespread public quarterly earnings release and close on or about the 16th calendar day of the last month of the Company’s fiscal quarter or on such other date as the Compliance Committee shall determine from time to time.
6.2.2    No Trading During Trading Windows While in the Possession of Material Nonpublic Information. Except pursuant to an Approved Trading Plan (as described in Section 6.4.3 below), no Company director, officer, employee or other Insider may trade in Company securities while possessing material nonpublic information concerning the Company even during applicable trading windows.

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6.2.3    No Trading During Blackout Periods. Except pursuant to an Approved Trading Plan (as described in Section 6.4.3 below), no Company director, officer, employee or other Insider may trade in Company securities outside the applicable trading windows or during any special blackout periods that the Compliance Officer may announce from time to time. No director, officer or employee may disclose to any outside third party that a special blackout period has been designated. 10b5-1 trading plans could also be suspended during a special blackout period.
6.3    Procedures for Approving Trades by Pre-Clearance Persons
6.3.1    Preclearance Person Trades. Except pursuant to an Approved Trading Plan (as described in Section 6.4.3 below), no Preclearance Person may trade in Company securities until
6.3.1a the person trading has notified the Compliance Officer in writing of the amount and nature of the proposed trade(s);
6.3.1b the person trading has certified to the Compliance Officer in writing that (i) he or she is not in possession of material nonpublic information concerning the Company and (ii) the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act; and
6.3.1c the Compliance Officer has approved the trade(s) in writing no more than five business days prior to the proposed trade(s).
6.3.2    No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer or Compliance Committee to approve any trades requested by Preclearance Persons. The Compliance Officer or Compliance Committee may reject any trading requests at their sole reasonable discretion.
6.4    Limited Exceptions.
6.4.1    ESPP. The trading prohibitions and restrictions of this policy do not apply to purchases of the Company’s stock through periodic, automatic payroll contributions to the Company's Employee Stock Purchase Plan ("ESPP"). However, selling any Company stock acquired under the ESPP are subject to trading restrictions under this policy.
6.4.2    Options and RSUs. The trading prohibitions and restrictions of this policy do not apply to (a) exercising stock options granted under the Company's equity incentive plans for cash, the delivery of previously owned Company stock or surrender of shares subject to the option or (b) vesting of shares pursuant to an RSU award. However, the sale of any shares issued on the exercise of stock options or RSU vesting (including broker-assisted same-day-sale/cashless exercises) are subject to trading restrictions under this policy.
6.4.3    Approved Trading Plans. The trading prohibitions and restrictions of this policy do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an "Approved Trading Plan") that:
6.4.3a    has been reviewed and approved at least 45 days in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have

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been reviewed and approved by the Compliance Officer at least 45 days in advance of any subsequent trades);
6.4.3b    was entered into in good faith by the Insider at a time when the Insider was not in possession of material nonpublic information about the Company; and
6.4.3c    gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Insider, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.
6.4.4    No Exceptions Based on Personal Circumstances. There may be instances where an Insider may suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this policy.
6.5    Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., short-swing trading by Section 16 Individuals. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.
7. POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS
7.1    Civil and Criminal Penalties
The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million, and serve a jail term of up to ten years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.
7.2    Company Discipline
Violation of this policy or federal or state insider trading or tipping laws by any director, officer or employee, or their immediate family members, may subject the director to dismissal proceedings and the officer or employee to disciplinary action by the Company up to and including termination for cause.
7.3    Reporting of Violations
Any Insider who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the other Compliance Committee

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members and/or the Company’s legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.
8. INQUIRIES
Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer.

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APPLICATION AND APPROVAL FORM FOR TRADING BY
SECTION 16 INDIVIDUALS AND RESTRICTED EMPLOYEES
Name:

Title:

Proposed Trade Date:

Type of Security to be Traded:
Type of Trade (Purchase/Sale):
Number of Shares to be Traded:

EXAMPLES OF MATERIAL NONPUBLIC INFORMATION
While it is not possible to identify all information that would be deemed “material nonpublic information,” the following types of information ordinarily would be included in the definition if not yet publicly released by the Company:
•Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.

•Company projections and strategic plans.
•Potential mergers and acquisitions or the sale of Company assets or subsidiaries.
•New major contracts, orders, suppliers, customers or finance sources, or the loss thereof.
•Major discoveries or significant changes or developments in products or product lines, research or technologies.
•Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns.
•Significant pricing changes.
•Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
•Significant changes in senior management.
•Actual or threatened major litigation or the resolution of such litigation.

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CERTIFICATION

I, , hereby certify that (i) I am not in possession of any “material nonpublic information” concerning the Company (as defined in the Company’s “Insider Trading” Policy) and (ii) to the best of my knowledge, the proposed trade(s) listed above do not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended. I understand that if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

Signature                         Date

Reminder: Any trades approved herewith must be executed no later than 5 (five) business days following the date signed by the Insider Trading Compliance Officer, provided the trading window has not closed. In no case may any trades take place after the trading window has closed.

REVIEW AND DECISION

The undersigned hereby certifies that s/he has reviewed the foregoing application and

         PROHIBITS

         DOES NOT PROHIBIT

the proposed trade(s).

Insider Trading Compliance Officer (or Designee) Date

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RECEIPT AND ACKNOWLEDGMENT

I, , hereby acknowledge that I have received and read a copy of the “Insider Trading” Policy and agree to comply with its terms. I understand that violation of the insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above titled policy may subject me to discipline by the Company up to and including termination for cause.

Signature                         Date

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